Exhibit 10.1
BRUSH ENGINEERED MATERIALS INC.
2006 Non-employee Director Equity Plan
(As Amended and Restated Effective September 10, 2008)
     1. Purposes. The purpose of this 2006 Non-employee Director Equity Plan (the “Director Plan”) is to provide ownership in the Common Shares of Brush Engineered Materials Inc. (the “Company”) to members of the Board of Directors (the “Board”) who are not employees in order to align their interests more closely with the interests of the Company’s other shareholders and to provide financial incentives and rewards that will help attract and retain the most qualified non-employee directors. This Director Plan replaces the Company’s 1997 Stock Incentive Plan for Non-employee Directors (As amended and restated as of May 1, 2001), as further amended by Amendment No. 1 (the “1997 Director Plan”) and the 2005 Deferred Compensation Plan for Non-employee Directors (the “2005 Director Plan”).
     2. Administration.
     (a) This Director Plan will be administered by the Governance Committee of the Board (the “Committee”), which will have full power and authority, subject to the provisions of this Director Plan, to supervise administration and to interpret the provisions of this Director Plan and to authorize and supervise any grant of any award, any issuance or payment of Common Shares and any crediting or payment of Deferred Stock Units (as defined in Section 6 below). No Participant (as defined in Section 3 below) in this Director Plan will participate in the making of any decision with respect to any question relating to grants made or Common Shares issued under this Director Plan to that Participant only.
     (b) The interpretation and construction by the Committee of any provision of this Director Plan or any agreement, notification or document evidencing the grant of Awards and any determination by the Committee pursuant to any provision of this Director Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.
     3. Eligibility. Each member of the Board who is not an employee of the Company will be eligible to receive awards and Common Shares in accordance with this Director Plan (each, a “Participant”), provided that shares remain available for issuance hereunder in accordance with Section 4.
     4. Shares Subject to this Director Plan. The shares that may be issued or credited to accounts pursuant to Section 6 of this Director Plan will be 150,000 Common Shares, subject to adjustment in accordance with Section 11 of this Director Plan.
     5. Compensation in General. The amount of the director retainer fee, any director fees that may be payable for attendance at meetings of the Board and/or committees thereof and any other compensation paid to the directors for services as a director (collectively, the “Director

Compensation”) will be determined from time to time in accordance with the Company’s Code of Regulations and applicable law.
     6. Equity Awards.
     (a) The Committee may grant to Participants under this Director Plan the following types of awards (each, an “Award”): stock options, stock appreciation rights (“SARs“), restricted stock, restricted stock units, other stock awards and deferred stock units, as described herein.
     (b) Each Award granted under this Director Plan will be subject to such terms and conditions as shall be established by the Committee, and the Committee will determine the number of Common Shares underlying each Award. Notwithstanding the foregoing:
     (i) Stock Options. The exercise price of each option will be determined by the Committee but will not be less than 100% of the Fair Market Value of a Common Share on the date the option is granted. Each option will expire and will be exercisable at such time and subject to such terms and conditions as the Committee shall determine, provided that no option will be exercisable later than the tenth anniversary of its grant. In no event will the Committee cancel any outstanding stock option for the purpose of reissuing the stock option to the Participant at a lower exercise price or reduce the exercise price of an outstanding stock option.
     (ii) SARs. SARs may be granted in tandem with a stock option granted under this Director Plan or on a free-standing basis. The grant price of a tandem SAR will be equal to the exercise price of the related option and the grant price of a freestanding SAR will be at least equal to 100% of the Fair Market Value of a Common Share on the date of its grant. A SAR may be exercised upon such terms and conditions and for such term as the Committee in its sole discretion determines, provided that the term will not exceed the option term in the case of a tandem SAR or ten years in the case of a free-standing SAR. Payment for an SAR may be made in cash or stock, as determined by the Committee.
     (iii) Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be subject to such restrictions and conditions as the Committee determines and all restrictions will expire at such times as the Committee shall specify.
     (iv) Stock Awards. The Committee may award to Participants, on a quarterly or other basis, a specified number of Common Shares or a number of Common Shares equal to a dollar value as determined by the Committee from time to time.
     (v) Deferred Stock Units. Each Participant may make an annual election to have restricted stock units or other stock awards under this Director Plan paid in the form of deferred stock units (“Deferred Stock Units”) upon vesting or payment of such Award, which Deferred Stock Units will be credited to a book-keeping account in the name of the Participant in accordance with this Director Plan.
     (c) Unless otherwise determined by the Committee, the following Awards shall be made automatically:
     (i) On the business day following the day a Participant is first elected or appointed to the Board, such Participant shall be granted Common Shares equal to $100,000 divided by the Fair Market Value of a Common Share on the day the Participant is elected or appointed to the Board, which shall be unrestricted except as may otherwise be required by law.
     (ii) On the business day following the annual meeting of shareholders, each Participant shall be granted the number of restricted stock units equal to $45,000 divided by the Fair Market Value of a Common Share on the day of the annual meeting. Such restricted stock units shall be paid-out in Common Shares on the last day of a one-year restriction period unless the Participant elects to be paid in Deferred Stock Units. Notwithstanding the foregoing, if a Participant incurs a Termination of Service before the end of such one-year restriction period, such Participant shall be entitled to receive a pro-rata payment of Common Shares based on the number of full months of service since the date of grant, which shall be paid-out on the date of the Participant’s Termination of Service. Such pro-rata payments, if any, that were deferred pursuant to elections made under Sections 7 and 8 shall remain subject to such elections.
     7. Further Elections.
     (a) Any Participant may elect to have all or any portion of the cash portion of his or her Director Compensation paid in Common Shares and may further may make an annual election to have all or any portion of any Director Compensation that the Participant has elected to receive in Common Shares and any Awards granted as Director Compensation paid in the form of Deferred Stock Units, which will be credited to the Participant’s account. For the portion of a Participant’s cash Director Compensation that he or she elects to receive in Common Shares, the number of Common Shares to be issued will equal the cash amount that would have been paid divided by the Fair Market Value of one Common Share on the first business day immediately preceding the date on which such cash amount would have been paid. Awards that are deferred pursuant to this Section 7(a) will be credited to the Deferred Stock Units account on a one for one basis.
     (b) An election pursuant Sections 6(b)(v) and/or 7(a) must be made in writing and delivered to the Company prior to the first day of the calendar year for which the Director Compensation would be earned. To elect to defer Director Compensation earned during the first calendar year in which a director becomes eligible to participate in this Director Plan, the new director must make an election pursuant to Section 6(b)(v) and/or 7(a) within 30 days after becoming eligible to participate in this Director Plan and such election shall be effective only with regard to Director Compensation earned subsequent to the filing of the election. All elections to defer Director Compensation under the 2005 Director Plan that were made in 2005 prior to the start of the 2006 calendar year shall be treated as elections to defer Director Compensation under this Director Plan for the 2006 calendar year.
     (c) If a director does not file an election form by the specified date, he or she will receive any Director Compensation for the year that is payable in Common Shares on a current basis and will be deemed to have elected to receive the remainder of the Director Compensation in cash.
     8. Deferral.
     (a) If a Participant elects to receive Deferred Stock Units, there will be credited to the Participant’s account as of the day such Director Compensation would have been paid, the number of Deferred Stock Units which is equal to the number of Common Shares that would otherwise have been delivered to the Participant pursuant to Section 6 and/or Section 7(a) on such date. The Deferred Stock Units credited to the Participant’s account (plus any additional shares credited pursuant to Section 8(c) below) will represent the number of Common Shares that the Company will issue to the Participant at the end of the deferral period. Unless otherwise provided herein or pursuant to the terms of any Award hereunder, all Deferred Stock Units awarded under this Director Plan will vest 100% upon the award of such Deferred Stock Units. Notwithstanding the foregoing, in no event shall any amount be transferred to a trust maintained in connection with the Director Plan if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.
     (b) The Deferred Stock Units will be subject to a deferral period beginning on the date of crediting to the Participant’s account and ending upon the earlier of (i) the date of the Participant’s Termination of Service as a director or (ii) a date specified by the Participant. The period of deferral will be for a minimum period of one year, except in the case where the Participant elects a deferral period determined by reference to his or her Termination of Service as a director. The Participant may elect payment in a lump sum or payment in equal installments over five or ten years. Elections with respect to the time and method (i.e., lump sum or installments) of payment must be made at the same time as the participant’s election to defer as described in Section 7(b). If the Participant does not specify a time for payment, the Participant will receive payment upon Termination of Service as a director and if no method of payment is specified by the Participant, he or she will receive payment in a lump sum. A Participant may change the time and method of payment he or she previously elected (or was deemed to elect) if all of the following requirements are met: (i) such subsequent payment election may not take effect until at least twelve months after the date on which the subsequent payment election is made; (ii) in the case of a subsequent payment election related to a payment not being made as a result of death or an Unforeseeable Emergency, the payment date shall in all cases be deferred for a period of not less than five years from the date such payment would otherwise have been made (or in the case of installment payments, which are treated as a single payment for purposes of this Section 8(b), five years from the date the first installment payment was scheduled to be paid); and (iii) any subsequent payment election related to a distribution that is to be made at a specified time or pursuant to a fixed schedule must be made not less than twelve months prior to the date the payment was scheduled to be made under the original payment election (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 8(b), twelve months prior to the date the first installment payment was scheduled to be paid). During the deferral period, the Participant will have no right to transfer any rights under his or her Deferred Stock Units and will have no other rights of ownership therein.
     (c) A Participant’s account will be credited as of the last day of each calendar quarter with that number of additional Deferred Stock Units equal to the amount of cash dividends paid by the Company during such quarter on the number of Common Shares equivalent to the number of Deferred Stock Units in the Participant’s account from time to time during such quarter divided by the Fair Market Value of one Common Share on the day immediately preceding the last business day of such calendar quarter. Such dividend equivalents, which will likewise be credited with dividend equivalents, will be deferred until the end of the deferral period for the Deferred Stock Units with respect to which the dividend equivalents were credited.
     (d) Notwithstanding the foregoing provisions, (i) if, upon the applicable distribution date the total value of the account balance(s) held by a Participant under this Director Plan and any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the account balances under the Director Plan under Treas. Reg. § 1.409A-1(c)(2) (the “Aggregate Account Balance”) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of Internal Revenue Code of 1986, as amended (the “Code”), the amount of the Participant’s Aggregate Account Balance will be immediately paid to the Participant in cash or Common Shares, as applicable, (ii) if a Change in Control (as defined in Section 9(c) below) of the Company occurs, the amount of each Participant’s account will immediately be paid to the Participant in full, and (iii) in the event of an Unforeseeable Emergency, accelerated payment shall be made to the Participant of all or a part of the Participant’s account, but only up to the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
     (e) To the extent a Participant is entitled to a lump sum payment following a Change in Control under Section 8(d) above and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treas. Reg. § 1.409A-3(i)(5), or any successor provision, then notwithstanding Section 8(d), payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of (i) the Participant’s Termination of Service with the Company; (ii) the date payment otherwise would have been made in the absence of Section 8(d) (provided such date is a permissible distribution date under Section 409A of the Code), or (iii) the Participant’s death.
     (f) Notwithstanding the foregoing provisions of this Section 8, if a Participant is a Key Employee at the time of his or her Termination of Service, then payment of Deferred Stock Units on account of Termination of Service shall be made or commence on the first business day of seventh month following such Termination of Service (or, if earlier, the date of death).
     9. Definitions, etc.
     (a) For purposes of this Director Plan, “Common Shares” means (i) Common Shares without par value of the Company and (ii) any security into which Common Shares may be converted by reason of any transaction or even of the type referred to in Section 11 of this Director Plan.
     (b) “Fair Market Value” means, as of any particular date, unless otherwise determined by the Committee, the per share closing price of a Common Share on the New York Stock Exchange on the day such determination is being made (as reported in The Wall Street Journal) or, if there was no closing price reported on such day, on the next day on which such a closing price was reported; or if the Common Shares are not listed or admitted to trading on the New York Stock Exchange on the day as of which the determination is being made, the amount determined by the Committee to be the fair market value of a Common Share on such day.
     (c) For purposes of this Director Plan, “Change in Control” of the Company shall have the meaning determined by the Committee from time to time.
     (d) Notwithstanding anything to the contrary contained in this Director Plan, it is a condition to the issuance of Common Shares or Deferred Stock Units that the transaction be registered under applicable securities laws and no Participant will be able to receive Common Shares or Deferred Stock Units in payment of all or part of his or her Director Compensation unless and until such registration has been effected.
     (e) For purposes of this Director Plan, “Key Employee” means a “specified employee” with respect to the Company (or a controlled group member of the Company) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code.
     (f) For purposes of this Director Plan, “Termination of Service” means a termination of service with the Company that constitutes a separation from service within the meaning of Treas. Reg. § 1.409A-1(h), or any successor provision.
     (g) For purposes of this Director Plan, “Unforeseeable Emergency” means an event that results in a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant or his or her spouse, dependent (as defined in Section 152(a) of the Code), or beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary circumstances arising as a result of events beyond the control of the Participant.
     10. Delivery of Shares . The Company will make delivery of certificates representing the Common Shares which a Participant is entitled to receive 60 days following the Participant’s right to receive such Common Shares.
     11. Adjustments. In the event that, after the Effective Date of this Director Plan (as defined in Section 16), the number of outstanding Common Shares is increased or decreased or such shares are exchanged for a different number or kind of shares or other securities by reason of a stock dividend, stock split, recapitalization, reclassification, combination of shares or other change in the capital structure of the Company or by reason of a merger, consolidation, spin off, split off, spin out, split up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing, adjustments will be made by the Board in the number and kind of shares or other securities that are underlying Awards and/or credited to accounts hereunder (and in the exercise price or other price of shares subject to outstanding Awards) and that may be issued under this Director Plan as it deems to be appropriate. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Director Plan such alternative consideration (if any) as it, in good faith may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced.
     12. Termination or Amendment of this Director Plan. The Committee may at any time and from time to time terminate, amend or suspend this Director Plan; provided, however, that the Committee may not materially alter this Director Plan without shareholder approval, including by increasing the benefits accrued to Participants under this Director Plan; increasing the number of securities which may be issued under this Director Plan; modifying the requirements for participation in this Director Plan; or by including a provision allowing the Board or the Committee to lapse or waive restrictions at its discretion. An amendment or the termination of this Director Plan will not adversely affect the right of a Participant to receive Common Shares issuable or cash payable at the effective date of the amendment or termination. No grant will be made under this Director Plan more than 10 years after the date of which it is first approved by shareholders, but all grants made on or prior to such date will continue in effect thereunder subject to the terms thereof and of this Director Plan.
     13. Transferability.
     (a) Except as provided in Section 13(c) below, no option right or SAR or other derivative security granted under this Director Plan may be transferred by a Participant except by will or the laws of descent and distribution. Except as otherwise determined by the Committee, option rights and SARs granted under this Director Plan may not be exercised during a Participant’s lifetime except by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

     (b) The Committee may specify at the date of grant, that all or any part of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of option rights or upon the termination of the restriction period applicable to restricted stock units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer applicable to restricted stock, shall be subject to further restrictions upon transfer.
     (c) The Committee may determine that option rights and SARs may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more members of the Participant’s immediate family; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Committee and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant. For the purposes of this Section 16(c), the term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.
     14. Miscellaneous.
     (a) To the extent that the application of any formula described in this Director Plan does not result in a whole number of Common Shares, the result will be rounded upwards to the next whole number.
     (b) The adoption and maintenance of this Director Plan will not be deemed to be a contract between the Company and the Participant to retain his or her position as a director of the Company.
     15. Compliance with Section 409A of the Code.
     (a) To the extent applicable, it is intended that this Director Plan and any Awards made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Director Plan and any Awards made hereunder shall be administered in a manner consistent with this intent. Any reference in this Director Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
     (b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Director Plan and Awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.
     (c) Notwithstanding any provision of this Director Plan and Awards hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Director Plan and Awards hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Director Plan and Awards hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
     16. Effective Date of this Director Plan. This Director Plan was originally effective immediately on May 2, 2006, the date of its approval by the shareholders of the Company (the “Effective Date”), and this amendment and restatement is effective September 20, 2008 (the “Effective Restatement Date”). As of the Effective Restatement Date, any account balances held by a Participant under the 2005 Director Plan shall be treated as Deferred Stock Units, which shall be administered under the terms of this Director Plan.
     IN WITNESS WHEREOF, Brush Engineered Materials Inc. has executive this Plan this 10th day of September, 2008.

BRUSH ENGINEERED MATERIALS INC.
By:	/s/ Michael C. Hasychak
Name:	Michael C. Hasychak
Title:	Vice President, Treasurer and Secretary